Exhibit 99.1

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT is entered into as of September 6, 2013, by and among the signatories hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the Common Units of USA Compression Partners, LP, a Delaware limited partnership, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: September 6, 2013

ARGONAUT PRIVATE EQUITY, L.L.C.
/s/ Frederic Dorwart	/s/ Frederic Dorwart
Frederic Dorwart	FREDERIC DORWART
Manager

/s/ Steven R. Mitchell	/s/ Ken Kinnear
STEVEN R. MITCHELL	KEN KINNEAR

/s/ Don P. Millican	/s/ George B. Kaiser
DON P. MILLICAN	GEORGE B. KAISER